UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

MAJESCO ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	333-70663	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway,
Edison, New Jersey
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a)    Not applicable.

(b)    Not applicable.

(c)    Not applicable.

(d)    Effective as of May 2, 2006, the Board of Directors (the ‘‘Board’’) of Majesco Entertainment Company (the ‘‘Company’’) appointed Stephen Wilson to serve as a Class III Director until the 2008 Annual Meeting of the Company’s stockholders.

Effective as of May 4, 2006, the Board of the Company appointed Keith Harrison to serve as a Class II Director until the 2007 Annual Meeting of the Company's stockholders.

Mr. Wilson will serve on the audit committee, nominating and governance committee and the compensation committee of the Board. Mr. Harrison is not currently being appointed to any committees of the Board.

There are no arrangements or understandings between Mr. Wilson or Mr. Harrison and any other person pursuant to which either Mr. Wilson or Mr. Harrison was selected as a director. There are no transactions to which the Company is a party and in which Mr. Wilson has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. During the 2005 fiscal year, the Company paid approximately $190,000 to Compass Marketing Inc. for distribution services. Mr. Harrison is a majority owner and chief executive officer of Compass Marketing Inc.

Mr. Wilson and Mr. Harrison have not previously held any positions with the Company and have no family relations with any directors or executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY

Dated: May 8, 2006

/s/ Morris Sutton Morris Sutton Interim Chief Executive Officer